FOR IMMEDIATE RELEASE:   January 15, 1996


CONTACT:          Mr. William H. Buckland
                  Chairman
                  MCC Financial Corporation
                  (703)847-6597

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                       MCC FINANCIAL CORPORATION ACQUIRES
                  ADDITIONAL SHARES IN CAPITAL ASSOCIATES, INC.

         McLean, Virginia - MCC Financial Corporation (MCC) announced today that on January 9 and 10, 1996, it acquired an additional 550,000 shares of common stock of Capital Associates, Inc. (CAI) of Denver, Colorado, through private stock transactions pursuant to agreements executed on November 10, 1995 with Gary M. Jacobs and Jack M. Durliat, two of CAI's largest shareholders. On November 10, 1995, MCC acquired 65,120 shares of common stock of CAI, and voting control of CAI through the delivery of proxies for shares to be purchased in the future (including the 550,000 shares purchased on January 9 and 10, 1996) from Mr. Jacobs and Mr. Durliat.

         The purchase price for the 550,000 shares was $3.30 per share (or approximately $1.8 million). This price per share reflects the CAI one for two stock split effective as of November 3, 1995.

         The stock transaction raises MCC's share ownership of CAI to 2,138,369 shares. As a result of the agreements executed on November 10, 1995, MCC's share ownership of CAI will increase to 2,833,369 shares or approximately 55% of CAI's outstanding shares on a post split basis.

         MCC is an aircraft and equipment lessor located in McLean, Virginia that specializes in aircraft operating leases to the regional airline industry. William H. Buckland and James D. Walker acquired MCC from Fairchild Industries, Inc. in 1988.

         CAI is one of the larger independent leasing companies in the United States, and principally engaged in (1) buying, selling, leasing and remarketing new and used equipment, (2) managing equipment on and off-lease, (3) sponsoring, co-sponsoring, managing and co-managing publicly-registered income funds, and
(4) arranging equipment-related financing. In its fiscal year ended May 31, 1995, CAI had net income of $1.1 million on revenues of $104.9 million and total assets of $158.7 million. CAI is headquarter in Denver, Colorado and is listed on NASDAQ.

         MCC originally acquired 23% of CAI in a private transaction in June 1994. Both Buckland and Walker are currently members of CAI's Board of Directors. Walker was elected Chairman of the Board at the October 27, 1995 stockholders' meeting.

         Walker, MCC's President and CEO, stated: "This transaction continues to indicate our confidence that CAI is building value through its leasing activities that will be recognized in the future."


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